Exhibit 10.23
     This Employment Agreement (this “Agreement”), made and entered as of the 1st day of July, 2009, by and between Globecomm Systems Inc., a Delaware corporation with principal offices located at 45 Oser Avenue, Hauppauge, NY 11788 (the “Company”) and Keith Hall (the “Executive”).
WITNESSETH
     WHEREAS, the Company has a need for the Executive’s personal services in a senior executive capacity;
     WHEREAS, the Executive possesses the necessary strategic, financial, planning, operational and managerial skills necessary to fulfill those needs;
     WHEREAS, the Executive had been providing services to the Company as its Vice President from August 12, 1996 to June 30, 2008 and as Senior Vice President and General Manager, Globecomm Network Services since June 30, 2008;
     WHEREAS, the Company desires to promote the Executive to the position of President and Chief Operating Officer;
     WHEREAS, the Company desires to maintain the continuity of its management team and provide the Executive with incentive to remain with the Company; and
     WHEREAS, the Executive and the Company desire to enter into a new employment agreement to fully recognize the contributions of Executive to the Company and to assure continuous harmonious performance of the affairs of the Company.
     NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:
1.	Position.
     The Company hereby agrees to promote and employ the Executive to serve in the role of its President and Chief Operating Officer, subject to the limitations set forth herein. As such, the Executive shall be responsible for directing and managing the Company’s business subject to the authority of the Chief Executive Officer of the Company. The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his position, as well as such other duties commensurate with his position as President and Chief Operating Officer, as may be reasonably assigned by the Company. The Executive shall, at all times during the Term (as defined below), report directly to the Chief Executive Officer of the Company. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties.
2.	Term of Employment and Renewal.
     The term of Executive’s employment under this Agreement will commence on the date of this Agreement (the “Effective Date”). Subject to the provisions of Section 10 of this Agreement,

the term of Executive’s employment hereunder shall be for an initial term of three (3) years from the Effective Date (the “Initial Term”). The Initial Term of this Agreement shall be automatically extended for successive one (1) year periods (each a “Renewal Period”) unless the Company or the Executive gives written notice to the other at least ninety (90) days prior to the expiration of the Initial Term, or a Renewal Period, of such party’s election not to extend this Agreement. References herein to the “Term” shall mean the Initial Term as it may be so extended by one or more Renewal Periods. The last day of the Term is the “Expiration Date.”
3.	Compensation and Benefits.
     (a) Salary. Commencing on the Effective Date, the Company agrees to pay the Executive a base salary at an annual rate of Three Hundred Thousand Dollars ($300,000), payable in such installments as is the policy of the Company (the “Salary”), but no less frequently than monthly. Thereafter, the Company shall determine appropriate increases to Executive’s Salary but in no event shall diminish the amount of Executive’s Salary below the initial rate, or below the increased rates.
     (b) Bonus. The Executive shall be eligible to receive annual bonuses at the discretion of the Company and according to performance goals to be issued by the Company to the Executive at the appropriate annual review cycle during the Term.
     (c) Benefits. The Executive shall be entitled to participate in all employee benefit plans, without any payment or contribution by the Executive or members of his family, which the Company provides or may establish from time to time, for the benefit of its employees, and without limitation shall also include the following:
     (i) Life Insurance. A term life insurance policy in the amount of three times the annual Base Salary, payable to the beneficiaries of record designated by the Executive.
     (ii) Disability Insurance. Disability insurance providing the Executive with monthly payments during the period of his disability (after termination of his employment) in an amount equal to 1/12th of his then applicable Salary immediately prior to his disability. If the disability insurance policy should begin payment while the Executive is still being compensated by the Company under the terms of this Agreement, the Executive will reimburse the Company for all portions of such payments which may cause his total compensation to exceed the amounts otherwise payable to the Executive under the terms of this Agreement.
     (iii) Medical Insurance. Medical insurance protection for the Executive and his eligible dependents at least as favorable to the Executive and his eligible dependents as the protection and plan being made available to them on the date of this Agreement. In addition, if not covered by the medical plan, the Company shall provide the Executive with an annual physical checkup.
     (iv) Professional Services Allowance. The Company will pay up to $2,500 per year for the Executive’s tax planning and preparation and/or other financial planning services used by the Executive.

     (v) Automobile. If automobiles are then provided by the Company to its senior executives, the Company will furnish the Executive, on terms and conditions consistent with those provided to other senior executives of the Company, with a Company-owned or leased automobile of the make and model then authorized by the Company or provide an allowance for that purpose.
     (vi) Other. The Executive shall be entitled to such other benefits not duplicative of the foregoing, which the Board of Directors may now or in the future make available to its senior executives.
     (d) Vacation. The Executive shall also be entitled to paid vacation days in accordance with the Company’s vacation policy, which may be accrued to a maximum of 40 days.
     (e) Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred by him during the Term in performing services hereunder, provided that the Executive properly accounts for such expenses in accordance with the Company’s policies.
4.	Confidentiality, Disclosure of Information.
     (a) The Executive recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive’s duties and responsibilities hereunder). The term “Confidential Information” means information relating to the Company’s business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company’s business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 4 by the Executive, regardless of whether the Executive continues to be employed by the Company.
     (b) It is further agreed and understood by and between the parties to this Agreement that all “Company Materials,” which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive’s employment with the Company, and/or upon the request of the Company, all Company

Materials, including copies thereof, as well as all other Company property then in the Executive’s possession or control, shall be returned to and left with the Company.
5.	Inventions Discovered by Executive.
     The Executive shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, “Inventions”), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, at any time during or after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive’s work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive’s right, title and interest in and to any such Inventions. During and after the Term, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive’s agreed compensation during the course of the Executive’s employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive’s employment with the Company and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U.S.C. (Section) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. (Section) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this Section. This Section 5 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.
6.	Non-Competition and Non-Solicitation.
     The Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive’s employment with the Company the Executive has had and will have access to the Company’s Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.
     In recognition of this, the Executive covenants and agrees that:
     (a) During the Term, and for a period of one (1) year thereafter, the Executive may not, without the prior written consent of the Company’s board of directors (the “Board”), (whether as an employee, agent, servant, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever) participate in any business that offers products or services competitive in any way to those offered by the Company or that were under active development by the Company during the Term, provided that nothing herein shall prohibit the Executive from owning securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 3% of the outstanding shares of an such corporation.
     (b) During the Term, and for a period of one (1) year thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.
     (c) During the Term, and for a period of one (1) year thereafter, the Executive may not, directly or indirectly, entice, solicit or encourage any customer, prospective customer, vendor, strategic partner or business associate of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.
7.	Non-Disparagement.
     The Executive hereby agrees that during the Term, and at all times thereafter, the Executive will not make any statement that is disparaging about the Company, any of its officers, directors, or stockholders, including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company. The Executive further agrees that during the same period the Executive will not engage in any conduct that is intended to inflict harm upon the professional or personal reputation of the Company or any of its officers, directors, stockholders or employees.
8.	Provisions Necessary and Reasonable.
     (a) The Executive agrees that (i) the provisions of Sections 4, 5, 6 and 7 of this Agreement are necessary and reasonable to protect the Company’s Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 6 of this Agreement are reasonable and necessary to protect the Company’s business interests in part because the Company’s business is international in scope; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.
     (b) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.
     (c) If any of the covenants contained in Sections 4, 5, 6 and 7 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.
9.	Representations Regarding Prior Work and Legal Obligations.
     (a) The Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive’s ability to accept employment with, or to perform any function for, the Company.
     (b) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.
     (c) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer.
     (d) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.
10.	Termination and Severance.
     Notwithstanding the provisions of Section 2 of this Agreement, the Executive’s employment hereunder may terminate under the following circumstances:
     (a) Termination by the Company for Cause. The Company may terminate this Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive’s willful and material breach of the terms of this Agreement; (ii) the Executive’s commission of any felony or any crime involving moral turpitude; (iii) gross negligence or willful misconduct by the Executive in connection with his position hereunder; or (iv) the Executive’s willful refusal to perform his duties hereunder. Upon the termination for Cause of Executive’s employment, the Company shall have no further obligation or liability to the Executive other than for salary earned under this Agreement prior to the date of termination, and any accrued but unused vacation.
     (b) Termination by the Company Without Cause or Resignation by the Executive for Good Reason.
     (i) The Executive’s employment hereunder may be terminated without Cause by the Company upon written notice to the Executive. The Executive may also terminate his employment hereunder for “Good Reason” upon one (1) month’s written notice to the Company within thirty (30) days of the occurrence of any of the following events (A) a material breach of this Agreement by the Company, which shall be interpreted to include, without limitation, a failure to pay the Executive his salary or bonus or a failure to provide the Executive his benefits; (B) a material reduction in the Executive’s duties or responsibilities; (C) a change in the Executive’s reporting relationship so that he no longer reports directly to the Chief Executive Officer; or (D) a relocation of the Executive’s worksite to a location seventy five (75) miles or more from its current location.
     (ii) Subject to Section 11, if the Company terminates the Executive’s employment without Cause, or the Executive terminates his employment for Good Reason (A) the Company shall continue to pay the Executive the Salary for a three (3) year severance period commencing upon the effective date of the termination (the “Severance Period”); (B) the Company shall pay for the costs of, or reimburse the Executive for the costs he incurs in, continuing the Executive’s and his eligible dependents’ health insurance pursuant to COBRA for as long as the Executive (and/or his eligible dependents, as the case may be) are eligible for COBRA during the Severance Period, and then shall pay the cost of medical and dental coverage for the Executive comparable to that provided pursuant to COBRA, up to a maximum of $2000 per month, during the balance of the Severance Period; (C) during the Severance Period, the Company shall pay the cost of conversion of group term life coverage to an individual policy for the Executive; (D) during the Severance Period, the Company shall pay to the Executive a monthly lump sum cash payment equal to one-twelfth of any annual automobile allowance he received at the time of such termination; and (E) during the Severance Period, the Company shall pay to the Executive a monthly lump sum cash payment equal to one-twelfth of the non-elective deferral employer contribution made for his benefit under the Company’s 401(k) plan for the last fiscal year of the Company prior to the termination of Executive’s employment. As a condition of receiving severance payments and benefits pursuant to this Agreement, the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release substantially in the form attached hereto as Exhibit A.

     (c) Resignation by the Executive without Good Reason. The Executive may resign his employment hereunder without Good Reason upon one (1) month’s written notice to the Company. In the event of termination by the Executive pursuant to this subsection 10(c), the Company may elect to pay the Executive during the notice period (or for any remaining portion of that period) the Salary and benefits at the rate of compensation the Executive was receiving immediately before such notice of termination was tendered in lieu of actual notice.
     (d) Death. In the event of the Executive’s death during the Term of this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for the Salary earned under this Agreement to the date of termination and any payments or benefits due under Company policies or benefit plans.
     (e) Disability. The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that the Executive becomes disabled during the Term through any condition of either a physical or psychological nature and, as a result, is, with or without reasonable accommodation, unable to perform the essential functions of the services contemplated hereunder for (a) a period of one hundred and twenty (120) consecutive days, or (b) for shorter periods aggregating one hundred twenty (120) days during any twelve (12) month period during the Term. Any such termination shall become effective upon mailing or hand delivery of notice that the Company has elected its right to terminate under this subsection 10(e), and the Company shall have no further obligation or duty to the Executive other than for salary earned under this Agreement prior to the date of termination and any payments or benefits previously vested and due under Company policies or benefit plans.
     (f) Effect of Non-Renewal. In the event that the Company gives notice of its election not to extend the Initial Term or any Renewal Period pursuant to Section 2 above, the Executive shall be entitled to payments and benefits described in Section 10(b)(ii) above commencing upon the Expiration Date subject to his execution and delivery of a general release substantially in the form attached hereto as Exhibit A.
     (g) Change in Control. Subject to Section 11, if the Executive resigns with Good Reason within one (1) year after a Change in Control (as defined below) he will be entitled to the payments and benefits described in Section 10(b)(ii) above (the “Severance Payments”) provided that, if the grounds for the termination for Good Reason are those specified in Section 10(b)(i)(B) and/or (C), and if the Company gives the Executive written notice (the “Continuation Notice”), at any time up to ten (10) days after it receives the Executive’s written resignation notice, that it wishes the Executive to continue his employment until a date not later than one (1) year after the Change in Control (the “Employment Continuation Date”), the Executive shall not be entitled to the Severance Payments until and unless he remains employed by the Company through the Employment Continuation Date. Nothing in this subsection 10(g) shall obligate the Company to provide the Executive with the Severance Payments upon a termination for Cause, death or disability. If the Executive does not provide the Company notice of resignation or non-renewal at any time during the year following a Change in Control and remains employed by the Company through the first anniversary of the Change in Control, as defined below, the Executive shall be paid a one-time bonus payment of 50% of his Salary during the immediately preceding calendar year (the “Special Bonus”). The Special Bonus shall be in addition to, and not in lieu of, any Severance Payments to which Executive may otherwise become entitled under this section 10 in connection with the subsequent termination of his employment. As used herein, a “Change in Control” shall mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”) whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if: (x) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (y) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; and (z) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board. Notwithstanding the foregoing provisions of this subsection 10(g), a “Change in Control” will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the 1934 Act relating thereto) by an employee benefit plan maintained by the Company for its employees. As used herein, the “Company” may include the Company’s successors subsequent to a Change in Control.
11. Benefit Limitation.
     (a) Should any payments or benefits become payable hereunder in connection with a Change in Control, then the aggregate Present Value, measured as of the Change in Control, of any Severance Payments to which the Executive becomes entitled under section 10(b)(ii) of this Agreement (namely, the salary continuation payments, the continued health care coverage, the life insurance coverage, professional services payments, any equivalent automobile payments and the equivalent 401(k) employer contribution payments) and, if applicable, any portion of the Special Bonus under section 10(g) which is deemed to constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) shall in no event exceed in amount the greater of the following dollar amounts (the “Benefit Limit”):
     (i) 2.99 times the Executive’s Average Compensation, less the Present Value, measured as of the Change in Control, of all Other Parachute Payments (as defined below) to which the Executive is entitled, or
     (ii) the amount that yields the Executive the greatest after-tax amount of benefits under this Agreement after taking into account any excise tax imposed under Code Section 4999 on his payments and benefits under section 10 of this Agreement and any Other Parachute Payments,

     The portion of any option that automatically vests on an accelerated basis upon a Change in Control pursuant to the terms of the agreement evidencing that option that is deemed to be a parachute payment under Code Section 280G (the “Option Parachute Payment”) shall also be subject to the Benefit Limit. The Option Parachute Payment shall be calculated in accordance with the valuation provisions established under Code Section 280G and the applicable Treasury Regulations and shall include an appropriate dollar adjustment to reflect the lapse of the Executive’s obligation to remain in the Company’s employ as a condition to the vesting of the accelerated installment. In no event, however, shall the parachute payment attributable to any portion of such option exceed the excess of the fair market value of the accelerated option shares at the time of acceleration over the option exercise price of such shares.
     For purposes of applying the Benefit Limit, the value of the Executive’s non-competition covenant under Section 6 of this Agreement shall be determined by an independent appraisal by a nationally recognized accounting firm acceptable to both the Executive and the Company, and a portion of his Severance Payments shall, to the extent of such appraised value, be specifically allocated as reasonable compensation for such covenant.
     “Average Compensation” means the average of the Executive’s W-2 wages from the Company for the five (5) calendar years (or such fewer number of calendar years of employment with the Company) completed immediately prior to the calendar year in which the Change in Control occurs.
     Any W-2 wages for a partial year of employment will be annualized, in accordance with the frequency which such wages are paid during such partial year, before inclusion in the Executive’s Average Compensation.
     “Other Parachute Payments” means all payments in the nature of compensation that are made to the Executive, other than the Severance Payments described in section 10(b)(ii) of this Agreement or any portion of the Special Bonus under section 10(g) deemed to constitute a parachute payment, payable in connection with a Change in Control and which accordingly qualify as parachute payments with the meaning of Code Section 280G. Other Parachute Payments shall include, without limitation, the Present Value of any Option Parachute Payment.
     “Present Value” means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which the Executive becomes entitled in connection with the Change in Control. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to 120% of the applicable Federal Rate in effect at the time of such determination, compounded semi-annually to the effective date of the Change in Control.
     (b) In the event there is any disagreement between the Executive and the Company as to whether one or more payments to which Executive becomes entitled in connection with the Change in Control constitute parachute payments within the meaning of Code Section 280G, such dispute shall be resolved by the nationally recognized firm of certified public accountants used by the Company prior to the Change in Control (the “Accounting Firm”); provided, that if such firm declines to serve, the “Accounting Firm” shall be a nationally recognized firm of certified public accountants selected by mutual agreement of the Company and the Executive.

     (c) Once the requisite determinations have been made, then to the extent the aggregate Present Value, measured as of the Change in Control, of all parachute payments attributable to the Severance Payments under this Agreement and otherwise, including without limitation the Option Parachute Payment, exceeds the Benefit Limit, the following reductions shall be made to the payments and benefits under Section 10 of this Agreement, to the extent necessary to assure that such Benefit Limit is not exceeded: first, the Executive’s salary continuation payments described in Section 10(b)(ii)(A) and then, if applicable, his Special Bonus under section 10(g), shall be reduced; and then the period of the Company’s Company-paid health-care coverage described in Section 10(b)(ii)(B) shall be shortened. To the extent the Benefit Limit is still exceeded following such reductions, then a portion of the aggregate amount of payments described in Sections 10(b)(ii)(C), (D) and (E) shall be reduced to the extent necessary to eliminate such excess and, finally, the Option Parachute Payment shall be reduced.
12.	Choice of Law.
     The Executive acknowledges that a substantial portion of the Company’s business is based out of and directed from the State of New York. The Executive also acknowledges that during the course of the Executive’s employment with the Company the Executive will have substantial contacts with New York.
     The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of Sections 4, 5, 6 and 7 of this Agreement, or to their breach, shall be in the state or federal courts located in Suffolk County, New York and that such courts shall have personal jurisdiction over the parties to this Agreement.
13.	Miscellaneous.
     (a) Assignment. The Executive acknowledges and agrees that the rights and obligations of the Company under this Agreement may be assigned by the Company to any successors in interest. In any event, however, this Agreement shall be binding upon and inure to the benefit of any successors in interest to the Company. The Executive further acknowledges and agrees that this Agreement is personal to the Executive and that the Executive may not assign any rights or obligations hereunder.
     (b) Withholding. All salary, bonus and severance payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with the Company’s policies applicable to employees of the Company at the Executive’s level.
     (c) Entire Agreement. Except as specifically set forth herein, this Agreement sets forth the entire agreement between the parties and supersedes any prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.
     (d) Amendments. Any attempted modification of this Agreement will not be effective unless signed by an officer of the Company and the Executive.

     (e) Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
     (f) Severability. If any provision of this Agreement should, for any reason, be held invalid or unenforceable in any respect by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such provision in circumstances other than those as to which it is so declared invalid or unenforceable, shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     (g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered by private messenger, private overnight mail service, or facsimile as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Company:
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, NY 11788
Attn: Chief Executive Officer
With a copy to (which shall not constitute notice):
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Richard H. Gilden, Esq.
If to Executive:
Keith Hall
23 Peach Tree Lane
Mount Sinai, NY 11766
     (h) Survival. The Executive and the Company agree that certain provisions of this Agreement shall survive the expiration or termination of this Agreement and the termination of the Executive’s employment with the Company. Such provisions shall be limited to those within this Agreement which, by their express and implied terms, obligate either party to perform beyond the termination of the Executive’s employment or termination of this Agreement.
     (i) Disclosure and Confidentiality. The Executive agrees to provide, and agrees that the Company similarly may provide in its discretion, a copy of the covenants contained in this Agreement to any business or enterprise which the Company may directly or indirectly own, manage, operate, finance, join, control or in which the Company participates in the ownership, management, operation, financing or control, or with which the Company may be connected or may become connected as an officer, director, executive, partner, principal, agent, representative, consultant or otherwise. The Executive also agrees that the Company may disclose a copy of this Agreement if legally required to do so, and in connection with a partnering transaction or financing, assuming that an appropriate confidentiality agreement is in place. The Executive further agrees not to disclose the existence or terms of this Agreement to any person other than the Executive’s immediate family and legal, financial or accounting professional.
     (j) Arbitration of Disputes. Any controversy or claim arising out of this Agreement or any aspect of the Executive’s relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5, 6 or 7 hereof, and the Company’s pursuit of the remedies described in Section 8 hereof in connection therewith) shall be resolved by arbitration in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association, in New York, New York, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as awarded by the arbitrator pursuant to applicable statutory or legal standards, the parties shall split equally the costs of arbitration and each party shall pay its own attorneys’ fees. The parties agree that the award of the arbitrator shall be final and binding.
     (k) Rights of Other Individuals. This Agreement confers rights solely on the Executive and the Company. This Agreement is not a benefit plan and confers no rights on any individual or entity other than the undersigned.
     (l) Headings. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.
     (m) Advice of Counsel. The Executive and the Company hereby acknowledge that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year set forth below.

EXECUTIVE	GLOBECOMM SYSTEMS INC.

/s/ KEITH HALL	/s/ DAVID E. HERSHBERG
Name: Keith Hall	Name: David E. Hershberg
Title: Chief Executive Officer

EXHIBIT A
SEPARATION AGREEMENT
AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”) is made and entered into this                 day of                ,                , by and between Globecomm Systems Inc. (hereinafter the “Company” or “Employer”) and Keith Hall (“Employee”) (hereinafter collectively referred to as the “Parties”), and is made and entered into with reference to the following facts.
RECITALS
     WHEREAS, Employee was hired by the Company on or about July 1, 2009, as President and Chief Operating Officer; and
     WHEREAS, the Company and Employee have agreed to terminate their employment relationship effective                     ,                     ; and
     WHEREAS, the Parties each desire to resolve any potential disputes which exist or may exist arising out of Employee’s employment with the Company and/or the termination thereof.
     NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:
AGREEMENT
     1. AGREEMENT BY THE COMPANY. In exchange for Employee’s agreement to be bound by the terms of this entire Agreement, including but not limited to the Release of Claims in paragraph 3, the Company agrees to provide Employee with a lump-sum payment in the amount of                      dollars ($                    ), less statutory deductions and withholdings, which amount represents                      (_) weeks’/months’/years’ salary at Employee’s rate of pay as of the Termination Date, to be paid within ten (10) days of the Company’s receipt of this Agreement, fully executed by Employee.
     Employee acknowledges that, absent this Agreement, he has no legal, contractual or other entitlement to the consideration set forth in this paragraph and that the amount set forth in this paragraph constitute valid and sufficient consideration for Employee’s release of claims and other obligations set forth herein.
     2. RELEASE OF CLAIMS. Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, stockholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee’s behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, “claims,” “demands,” and “causes of action” include, but are not limited to, claims based on contract, whether express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the New York State Labor Law, the New York State Human Rights Law, New York City Human Rights Law or the New York State Executive Law.
     3. ACCEPTANCE OF AGREEMENT/REVOCATION. This Agreement was received by Employee on                     ,                     . Employee may accept this Agreement by returning a signed original to the Company. This Agreement shall be withdrawn if not accepted in the above manner on or before                     .
     4. CONFIDENTIALITY. Employee understands and agrees that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that Employee will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of his/her immediate family members and professional representatives, unless required by subpoena or court order. Employee further agrees that s/he will not, at any time in the future, make any statements to any third parties that disparage any of the Releasees personally or professionally.
     5. NEW YORK LAW APPLIES. This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the State of NEW YORK. Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the State AND COUNTY OF SUFFOLK, and the parties consent to the jurisdiction of such courts. In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys’ fees.
     6. VOLUNTARY AGREEMENT. EMPLOYEE UNDERSTANDS AND AGREES THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.
          7. Employee acknowledges that he has been, and hereby is, advised to consult with an attorney prior to the execution of this Agreement, and that he consulted with                                          (the “Attorney”). Employee acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Agreement, and that both he and the Attorney have had an adequate opportunity to review this Agreement before its execution. The parties understand and acknowledge that Employee will have a period of seven

(7) calendar days following her execution of this Agreement in which to revoke his consent. Such revocation must be in writing and received prior to the expiration of the seven-day revocation period by:
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, NY 11788
Attn: Chief Executive Officer
[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates provided below.

GLOBECOMM SYSTEMS INC.

By:

Dated: ,	Its:

KEITH HALL

Dated: ,

18